Exhibit 99.1

Kahala Ireland Opco Designated Activity Company

Consolidated Financial Statements

As of December 31, 2019 and for the year then ended

Kahala Ireland Opco Designated Activity Company

CONTENTS

Page
Financial Statements
Independent Auditors' Report	1 - 2

Consolidated Balance Sheet as of December 31, 2019	3 - 4

Consolidated Statement of Income for the year ended December 31, 2019	5

Consolidated Statement of Changes in Members' Equity for the year ended December 31, 2019	6

Consolidated Statement of Cash Flows for the year ended December 31, 2019	7 - 8

Notes to Consolidated Financial Statements	9 - 36

Independent Auditors’ Report
The Board of Directors
Kahala Ireland OpCo Designated Activity Company:
We have audited the accompanying consolidated financial statements of Kahala Ireland OpCo Designated Activity Company and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kahala Ireland OpCo Designated Activity Company and its subsidiaries as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
/s/ KPMG
KPMG
Dublin, Ireland
March 10, 2020

Kahala Ireland Opco Designated Activity Company
Consolidated Balance Sheet
As At December 31, 2019
(stated in US Dollars)

	Note	2019 US$	2018 US$
Assets
Current assets
Cash and cash equivalents (including US$19 million as of December 31, 2019 representing share in VIE entities)	3	32,518,559	20,113,924
Net trade receivables		1,986,149	2,056,254
Other receivables		154,949	254,634
Due from related parties	19	446,971	320,238
Prepayments		111,250	111,250
Assets held for sale	8	52,069,591	19,554,330
		87,287,469	42,410,630
Non‑current assets
Property and equipment, net (including US$Nil million as of December 31, 2019 and US$152 million as of December 31, 2018 representing collateral of VIE entities)	6	126,244,516	217,146,197
Intangible assets (including US$Nil as of December 31, 2019 and US$8.7 million as of December 31, 2018 representing collateral of VIE entities)	7	6,228,990	8,728,572
Restricted cash (including US$Nil as of December 31, 2019 and US$56 million as of December 31, 2018 representing collateral of VIE entities)	4	-	56,660,051
Lessor contributions	5	-	1,245,466
Deferred tax assets	18	-	893,613
		132,473,506	284,673,899
Total assets		219,760,975	327,084,529
Liabilities and Members' Equity
Current liabilities
Other liabilities (US$8,783,072 as of December 31, 2019 (2018: US$5,913,942) is a related party liability)	10	10,473,312	8,641,258
Accrued interest	9	21,754,926	22,030,925
Due to related parties	19	57,093	67,798
Deferred revenue		1,351,616	1,187,653
Liabilities directly associated with assets held for sale	8	8,774,233	3,290,000
Aircraft maintenance reserve	11	8,210,523	19,913,685
Lease security deposits		440,000	-
Current maturing long-term debt (debt financing of VIE’s as of December 31, 2019 and 2018 that do not have recourse of the general credit of the Company)	9	-	51,088,700
		51,061,703	106,220,019
Non‑current liabilities
Lease security deposits		2,088,000	8,763,000
Aircraft maintenance reserve	11	204,649	5,616,958
Loans from BDCA – related party	9,18	83,223,818	89,223,818
Loans from KLS – related party	9,18	4,556,272	4,556,272
Intangible liabilities (including US$Nil million as of December 31, 2019 and US$23.2 million as of December 31, 2018 representing collateral of VIE entities)	7	8,950,434	23,231,453
Long-term debt (including debt financing of VIE’s of US$Nil million as of December 31, 2019 and US$51 million as of December 31, 2018 that do not have recourse of the general credit of the Company)	9	-	58,132,126

Kahala Ireland Opco Designated Activity Company
Consolidated Balance Sheet (continued)
As At December 31, 2019
(stated in US Dollars)

	Note	2019 US$	2018 US$
Non‑current liabilities (continued)
Other liabilities – related party	10	11,905,809	8,321,370
Deferred tax liabilities	18	17,967,596	7,953,850
		128,896,578	205,798,847
Total liabilities		179,958,281	312,018,866

Commitments and contingencies	20	-	-

Members' equity
Share capital
Common shares Eur 1 par value
Authorised: 1,000,000 shares
Issued and outstanding: 100 shares	17	137	137
Retained earnings		39,802,557	15,065,526
Total members' equity		39,802,694	15,065,663
Total liabilities and members' equity		219,760,975	327,084,529

The accompanying notes on pages 9 to 36 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Income
For the year ended December 31, 2019
(stated in US Dollars)

	Note	2019 US$	2018 US$
Revenues
Lease rental income	16	44,560,333	63,846,081
Maintenance reserve income	11, 13	28,596,569	55,014,619
Gain/(loss) on sale of aircraft	6	16,831,071	(3,954,908)
Other income		521,473	430,243
Total revenues		90,509,446	115,336,035
Expenses
Interest expense
Loans from third parties	9	3,200,811	6,340,446
Loans from BDCA – related party	9, 19	11,696,930	17,458,097
Loans from KLS – related party	9, 19	330,688	290,060
Depreciation and amortization	6 , 7	18,187,266	56,214,630
Selling, general and administrative expenses (including US$13.8 million as of December 31, 2019 and US$10.7 million as of December 31, 2018 which is related party)	14, 19	19,226,497	15,646,202
Total expenses		52,642,192	95,949,435
Net profit before income tax expense		37,867,254	19,386,600
Income tax expense	18	(13,130,223)	(5,862,516)
Net profit after taxes and total comprehensive income		24,737,031	13,524,084

The accompanying notes on pages 9 to 36 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Changes in Members' Equity
For the year ended December 31, 2019
(stated in US Dollars)

	Share Capital Number of shares	Share Capital Par value US$	Retained earnings US$	Total US$

2018
Balance at January 1, 2018	100	137	1,541,442	1,541,579
Net profit and total comprehensive income for the year	-	-	13,524,084	13,524,084
Balance at December 31, 2018	100	137	15,065,526	15,065,663

2019
Balance at January 1, 2019	100	137	15,065,526	15,065,663
Net profit and total comprehensive income for the year	-	-	24,737,031	24,737,031
Balance at December 31, 2019	100	137	39,802,557	39,802,694

The accompanying notes on pages 9 to 36 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Cash Flows
For the year ended December 31, 2019
(stated in US Dollars)

	2019 US$	2018 US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit for the year	24,737,031	13,524,084
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation and amortization	18,187,266	56,214,630
Loss on transfer to assets held for sale	233,477	-
Amortization of deferred financing costs and discounts	148,142	125,731
Net (gain)/loss on sale of aircraft and assets held for sale	(16,831,071)	3,954,908
Deferred tax expense	10,907,360	4,230,031
Changes in operating assets and liabilities:
Lessor contributions	1,245,466	1,671,411
Other receivables	169,790	197,965
Due from related parties	(126,733)	(103,432)
Other liabilities	5,416,493	7,468,178
Liabilities directly associated with assets held for sale	5,484,233	3,290,000
Accrued interest	(275,999)	310,644
Due to related parties	(10,705)	(22,197)
Deferred revenue	163,963	(1,049,442)
Net cash provided by operating activities	49,448,713	89,812,511
Cash flows from investing activities
Payments for purchase of aircraft	-	(536,652)
Proceeds from disposal of aircraft	45,015,311	46,068,187
Net cash provided by investing activities	45,015,311	45,531,535
Cash flows from financing activities
Decrease/(increase) in restricted cash	56,660,051	(20,196,653)
Deferred financing costs incurred	524,689	61,727
Receipts of maintenance reserve	23,511,346	24,928,293
Repayments of maintenance reserve	(40,626,818)	(67,694,063)
Payments of lease security deposits	(6,235,000)	(4,256,000)
Repayment of BDCA loans – related party	(44,000,000)	(30,000,000)
Receipts from BDCA loans – related party	38,000,000	-
Repayment of third party debt financing	(109,893,657)	(49,722,093)

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Cash Flows (continued)
For the year ended December 31, 2019
(stated in US Dollars)

	2019 US$	2018 US$
Net cash used in financing activities	(82,059,389)	(146,878,789)
Increase/(decrease) in cash and cash equivalents	12,404,635	(11,534,743)
Cash and cash equivalents at beginning of year	20,113,924	31,648,667
Cash and cash equivalents at end of year	32,518,559	20,113,924

Supplemental disclosures of non-cash investing and financing activities:
Transfer of Aircraft to Assets Held for Sale	52,069,591	19,554,330
Income taxes paid	1,073,165	575,387
Interest paid	15,356,286	23,590,500

The accompanying notes on pages 9 to 36 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements
For the year ended December 31, 2019
(stated in US Dollars)

1. Organization
Kahala Ireland Opco Designated Activity Company (the “Company”) was incorporated in Ireland on 9 April 2014 with a company registration number 542343. The Company is a special purpose company with limited liability having its registered office at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. The Company is a wholly owned subsidiary of Kahala Luxco S.A.R.L (“KLS”) which is owned by Kahala Aviation Holdings, LLC (“KAH”), the ultimate parent.
In previous years, KAH was 89.5% owned by Business Development Corporation of America (“BDCA”) and 10.5% owned by Kahala Aviation Group Limited (“KAGL”). On 30 September 2019, BDCA purchased the remaining 10.5% interest in KAH from KAGL, making KAH wholly owned subsidiary of BDCA as of year-end.
The Group refers to the Company and its consolidated subsidiaries, Kahala Ireland Investments Designated Activity Company (“KII”), Kahala Ireland Capital Designated Activity Company (“KIC”), Kahala 28574 28576 Designated Activity Company (“Kahala 28574 28576”), Kahala Aviation Sweden AB and Diamond Head Aviation 2015 Limited (“Diamond Head”).
The principal activity of the Group is the financing, purchasing, leasing and disposing of aircraft.
Kahala Aviation Group, Ltd. (the “Manager” or “KAGL”), a company organized under the laws of the Cayman Islands, is the exclusive manager of the Company. The Manager assumed the managing responsibilities of the previous manager, Kahala Aviation Leasing Ltd on October 6, 2014. Additionally, certain corporate administration services have been outsourced to Maples Fiduciary Services (Ireland) Limited and PAFS Ireland Limited.
The Group did not have employees during the year ended December 31, 2019 (2018: none).
In 2019, the Group sold four aircraft to third parties (2018: three aircraft and one engine).
On 30 July 2015, KII purchased the entire E‑notes issued by Diamond Head, an exempted company incorporated with limited liability under the laws of Cayman Islands and resident in Ireland for tax purposes. This transaction was funded by a series of intercompany loans ultimately funded by a fixed rate loan from BDCA, the principal shareholder of the KAH group.
Diamond Head purchased a portfolio of 30 aircraft funded from the proceeds of the Class A, Class B and Class E notes it issued. The returns generated from the leasing of the aircraft and their ultimate disposition are used to service, in the first instance, the interest and principal on the A and B Notes, among other items. Only when all required payments have been discharged under the priority of payments are the Class E Note holders entitled to all remaining amounts to settle any accrued and unpaid interest and principal on the E Notes.
On December 16, 2019, KII purchased the remaining Class A and B notes issued by Diamond Head. This transaction was funded by an intercompany loan ultimately funded by a fixed rate loan from BDCA.
The Group considered the requirements under ASC 810-10 Consolidation in determining the treatment of Diamond Head as a Variable Interest Entity (“VIE”). Under the VIE model, the party that has the power to direct the entity’s most significant economic activities and has ability to participate in the entity’s economic benefits is deemed the primary beneficiary and consolidates the entity.
Management has concluded KII through its ownership of the entire E note of Diamond Head is entitled to the distribution of economic benefits generated by Diamond Head that is not proportionate to its equity ownership and voting rights. The key decisions affecting the economic activities of Diamond Head are reserved for the Board of Directors, all of which are appointed by KII, therefore all of Diamond Head’s activities are conducted on behalf of KII. KII has the right to the full economic benefits of all net returns (i.e. those after all the obligations of Diamond Head have been met) generated by Diamond Head and through its ownership of the notes will bear the majority of Diamond Head’s expected losses. On this basis, Diamond Head is deemed a VIE and is consolidated in the Group.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

2.    Summary of Significant Accounting Policies
The Group’s principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied, unless otherwise stated.
    Basis of preparation
These consolidated financial statements have been prepared on a going concern basis in accordance with the accounting policies set out below and in conformity with accounting policies generally accepted in the United States of America ("U.S. GAAP").
Basis of consolidation
The consolidated financial statements include the results of the Company and its subsidiaries, KII, KIC, Kahala 28474 28576, KAS and Diamond Head. All significant intercompany profits, transactions and account balances have been eliminated. The results of subsidiary undertakings added in the year are included in the Consolidated Statement of Income.
The Company consolidates all entities in which the Company has direct or indirect legal or effective control and all variable interest entities (“VIE”) for which the Company is deemed the primary beneficiary and has control under Accounting Standards Codification (“ASC”) 810. All intercompany balances and transactions with consolidated subsidiaries have been eliminated. The results of consolidated entities are included from the effective date of control or, in the case of variable interest entities, from the date that the Company is or becomes the primary beneficiary. The results of subsidiaries sold or otherwise deconsolidated are excluded from the date that the Company ceases to control the subsidiary or, in the case of variable interest entities, when the Company ceases to be the primary beneficiary.
    Variable interest entities
The Company consolidates financial statements of all entities in which the Company has a controlling financial interest including the accounts of any variable interest entity (VIE) in which the Company has a controlling interest and for which the Company is the primary beneficiary.
The Company uses judgment when deciding (a) whether an entity is subject to consolidation as a VIE, (b) who the variable interest holders are, (c) the potential expected losses and residual returns of the variable interest holders, and (d) which variable interest holder is the primary beneficiary.
When determining which enterprise is the primary beneficiary, we consider (1) the entity’s purpose and design, (2) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (3) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.
    When changes in circumstances or events occur, the Group reconsiders whether it remains the primary beneficiary of VIEs.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)
2.    Summary of Significant Accounting Policies (continued)
    Use of estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the year reported. Significant items subject to such estimates include those related to useful lives and residual values of property and equipment, recoverability of deferred tax assets and release of maintenance reserve income. While the Group believes the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.
During the year, a review of residual values of the aircraft was carried out which resulted in an increase/decrease in residual values on some of the aircraft. This resulted in an increase/decrease in depreciation of the aircraft. The effect of the change in residual values resulted in a net increase in the profit amounting to US$2.2 million (2018: US$5 million).
    Functional currency
The consolidated financial statements are presented in United States Dollars ("US$"), which is the Company’s functional currency and that of each of its subsidiaries. Management believe that US$ most faithfully represents the economic effects of the underlying transactions, events and conditions.
Transactions in foreign currencies are translated to US$ at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into US$ at the rates of exchange prevailing at the balance sheet date with differences arising recognized as profit or loss in the Consolidated Statement of Income.
    Cash and cash equivalents
    Cash and cash equivalents include cash and all highly liquid investments with initial maturities of three months or less.
    Restricted cash
    Restricted cash represents cash held by the Group but which is ring-fenced or used as security for specific financing arrangements, and to which the Group have restricted access.
    Loans and receivables
Loans and receivables are stated at amortized cost based on the Group's ability and intent to hold such loans and receivables to maturity and are stated net of allowances for uncollectible accounts, if any. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts, are deferred and amortized as yield adjustments over the life of the loans and receivables. Allowances for uncollectible balances are provided when it is probable counterparties will be unable to pay all amounts due based on the contractual terms. Loans and receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)
2.    Summary of Significant Accounting Policies (continued)
Fair value measurements
Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are characterized according to a hierarchy that prioritizes those inputs
Level 1 ‑ Quoted prices are available in active markets for identical assets or liabilities as of the reported date.
Level 2 ‑The fair values determined through Level 2 of the fair value hierarchy are derived principally from or corroborated by observable market data. Inputs include quoted prices for similar assets, liabilities (risk adjusted) and market corroborated inputs, such as market comparable, interest rates, yield curves and other items that allow value to be determined.
Level 3 ‑ The fair values pertaining to Level 3 of the fair value hierarchy are derived principally from unobservable inputs from our own assumptions about market risk developed based on the best information available, subject to cost benefit analysis, and may include our own data.
Property and equipment, net
Property and equipment, representing purchased aircraft, is stated at cost less accumulated depreciation and provisions for impairment, if any. Property and equipment is depreciated using the straight‑line method over their estimated useful lives. Residual values are determined based on historical trends, independent current and future forecast valuations and management's own experience and judgment.
Property and equipment are reviewed for impairment annually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long‑lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including third‑party independent appraisals.
No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2019 (2018: US$ nil).
Lease intangible assets/liabilities
Lease intangible assets/liabilities represent the value of an acquired lease where the contractual rent payments are above/below the market lease rate at the date of acquisition. This asset is recognized at cost based on discounted cash flows and is amortized on a straight-line basis over the remaining term of the related lease and recorded as a component of depreciation and amortization.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)
2.    Summary of Significant Accounting Policies (continued)
Maintenance intangible assets/liabilities
Maintenance intangible assets/liabilities represent the value in the difference between the contractual right under the acquired leases to receive the aircraft in a specified maintenance condition at the end of the lease and the actual physical condition of the aircraft at the date of acquisition. The amortization for maintenance intangible commences when the Group has reliable information about maintenance advances received under the same lease that are not expected to be reimbursed to customers or at the end of the lease. Maintenance intangible asset amortization is recorded as a component of depreciation and amortization.
Long-term debt
Debt represents loans payable to BDCA and KLS and is classified as debt in accordance with ASC 470, 'Debt'. Loans payable are measured at amortized cost. Direct and incremental costs of the issuance of debt are capitalized and reported as assets. These costs are amortized over the life of the related debt using the effective interest rate method.
Interest income and expense
Interest income is recognized in the Consolidated Statement of Income as it accrues. Interest expense incurred in connection with long-term debt is expensed as it accrues as part of interest expense. All other operating costs are accounted for on an accruals basis.
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and deferred tax assets are recognized for carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the amount, in the opinion of management, that is "more likely than not" to be realized. Deferred tax liabilities related to E notes generally support the realization of deferred tax assets for operating loss carryforwards and accrued interest. Tax benefits are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the taxing authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with the taxing authority. We have no unrecognized tax benefits.
Revenue recognition
The Group leases aircraft under operating leases and records rental income on a straight‑line basis over the term of the lease. Rentals received but unearned under the lease agreements are recorded in "Deferred revenue" on the Group's consolidated balance sheet until earned. The difference between the rental income recorded and the cash received under the provisions of the lease is included in "Deferred revenue". An allowance for doubtful accounts will be recognized for past‑due rentals based on management's assessment of collectability.
Past due rentals are recognized on the basis of the Group's assessment of collectability. No revenues are recognized, and no receivable is recorded from a lease when collectability is not reasonably assured. Estimating whether collectability is reasonably assured requires some level of subjectivity and judgment. When collectability of rental payments is not certain, revenue is recognized when cash payments are received. Collectability is evaluated based on factors such as the lessee's credit rating, payment performance, financial condition and requests for modifications of lease terms and conditions as well as security received from the lessee.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)
2.    Summary of Significant Accounting Policies (continued)
    Security deposits
Security deposits on leased aircraft are generally paid by the lessee on the execution of the lease and are non‑refundable during the term of the lease. The amounts are held as a security for the timely and faithful performance by the lessee of its obligations during the lease and are included on the balance sheet. The deposit may be applied against amounts owing from the lessee or returned to the lessee on the termination of the lease.
Lessor contributions
In certain lease agreements the Group makes contributions towards maintenance expenses, which represents a lease incentive. At lease commencement, the Group models expected maintenance to be incurred in the course of the lease. For all expected maintenance obligations that cover the period before the lease commencement, the payment obligation is set up as a Lessor Contribution asset with a corresponding liability in maintenance reserves. The lessor contribution is amortized on a straight line basis over the term of the lease and is included as a reduction to lease revenue.
Aircraft maintenance reserve
The aircraft lease agreements typically contain provisions which require the lessee to make additional contingent rental payments based on either the usage of the aircraft, measured on the basis of hours or cycles flown per month (a cycle is one take off and landing), or calendar based time. These payments represent contributions to the cost of major future maintenance events associated with the aircraft and typically cover major airframe structural checks, engine overhauls, the replacement of limited life parts contained in each engine, landing gear overhauls or the auxiliary power unit. These maintenance reserves are generally collected monthly based on reports of usage by the lessee or collected as fixed monthly rates.
In accordance with the lease agreements, maintenance reserves are subject to reimbursement to the lessee upon the occurrence of a qualifying event. The reimbursable amount is capped at the amount of maintenance reserves received by the Group, net of previous reimbursements. All amounts of maintenance reserves unclaimed by the lessee at the end of the lease term are retained by the Group, and included as contingent income within revenue. There are no provisions in our leases for the repayment of unused reserves at lease end.
Any maintenance reserve receipts that are not expected to be reimbursed to the lessee in the course of the lease either on the basis of the terms of the lease, the timing and cost of the maintenance event or where the maintenance event has been carried out and no further expectation of outflows exists, the maintenance receipts are recognized as Contingent income as part of Revenue in the Consolidated Statement of Income.
These maintenance reserves are recorded in the consolidated balance sheet as a cash asset and related liability in accordance with ASC 450. Amounts not refunded to the lessee during the lease are recorded as maintenance reserves income (i) once the Group has fully accrued the expected maintenance obligation within the lease term, if any, in maintenance reserves, or (ii) at lease end or as a result of a lease modification when the Group is released from any obligation to further reimburse the lessee.
    Segment information
The Group manages its business, analyses and reports its results of operations on the basis of one operating segment - leasing and selling of commercial aircraft. Management uses one measure of profitability and does not segment its business for internal reporting.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

2.    Summary of Significant Accounting Policies (continued)

Recent accounting standards adopted during 2019:

Revenue from Contract with Customers

In May 2014, the FASB issued Accounting standards Update (ASU) No. 2014 09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 provides comprehensive guidance on the recognition of revenue from contracts with customers arising from the transfer of services. The new guidance creates a common revenue recognition standard across all industries and requires new disclosures. The core principal of Topic 606 is that a Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to the Company expects to be entitled in exchange for those goods or services. ASC No. 2014-09, was subsequently amended by ASU Nos. 2015-14, 2016-10, and 2016-20. Public business entities, certain non for profit entities and certain employee benefit plans were required to apply the guidance in ASU No. 2014-09 in annual reporting periods beginning after December 15, 2017. All other entities were required to apply this guidance on periods beginning on or after December 15, 2018. Therefore, the Company adopted this guidance on January 1, 2019. The impact on lease revenue is outside the scope of this standard. There is no impact on transition to ASC 606 in relation to revenue derived from the sale of assets.

Codification Improvements

In July 2018, the FASB issued ASU 2018-09, Codification Improvements, which provides improvements to several codification topics. The improvements are not intended to have a significant effect on current accounting practice for most entities. The provisions in ASU 2018-09 that affect Topic 815, as well as several that affect Topic 820, were effective in July 2018, and the Group adopted those provisions at that time. The remaining provisions of ASU 2018-09 are effective for the Group’s annual periods beginning after December 15, 2019, except for a conforming amendment to ASU 2016-01, which is effective concurrent with the adoption of ASU 2016-01. The adoption of the immediately effective provisions of ASU 2018-09 did not have a material effect on the Group’s consolidated financial statements. The adoption of the remaining provisions of ASU 2018-09 are not expected to have a material effect on the Group’s succeeding financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. ASC Topic 842 (ASC 842) establishes a ROU model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The Group adopted ASU 2016-02 using a modified retrospective transition approach as of the effective date as permitted by the amendments in ASU 2018-11. As a result, the Group was not required to adjust its comparative period financial information for effects of the standard or make the new required lease disclosures for periods before the date of adoption (i.e. January 1, 2019). The Group has elected to adopt the package of transition practical expedients and, therefore, has not reassessed (1) whether existing or expired contracts contain a lease, (2) lease classification for existing or expired leases or (3) the accounting for initial direct costs that were previously capitalized. The Group did not elect the practical expedient to use hindsight for leases existing at the adoption date.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

2.    Summary of Significant Accounting Policies (continued)

Recent accounting standards adopted during 2019 (continued):

Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 are effective for the Company for annual periods in fiscal years beginning after December 15, 2018. The Group has adopted the new standard on January 1, 2019, this guidance has no material impact on the consolidated financial statements.

In addition, in February 2018, the FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments - Overall, Recognition and Measurement of Financial Assets and Financial Liabilities, to clarify certain aspects of ASU 2016-01; the Group will adopt ASU 2018-03 and ASU 2016-01 concurrently, as well as the provisions of ASU 2018-09 that will be adopted by the Group on adoption of ASU 2016-01.

Future application of accounting standards:

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. Additionally, in November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20 and to clarify the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2021. The entity may early adopt ASU 2016-13, as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While the Group expects its allowance for credit losses to increase upon adoption of ASU 2016-13, the Group does not expect the adoption of ASU 2016-13 to have a material effect on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820. After the adoption of ASU 2018-13, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; the valuation processes for Level 3 fair value measurements; and, for nonpublic entities, the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements held at the end of the reporting period. However, in lieu of a rollforward for Level 3 fair value measurements, a nonpublic entity will be required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities.

ASU 2018-13 is effective for the Company’s annual period beginning after December 15, 2019. The amendments on changes in unrealized gains and losses should be applied prospectively for only the most recent period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented on their effective date. Early adoption is permitted, and an entity also is permitted to early adopt any removed or modified disclosures on issuance of ASU 2018-13, and delay adoption of the additional disclosures until their effective date. After adopting ASU 2018-13, the Group’s financial statements will include fewer disclosures about fair value measurements; however, the Company does not expect the adoption of ASU 2018-13 to otherwise have any effect on its consolidated financial statements.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

2.    Summary of Significant Accounting Policies (continued)

Future application of accounting standards (continued)

Consolidation: Targeted Improvements to Related Party Guidance for Variable Interest Entities

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities which allows a private company to elect not to apply VIE guidance to legal entities under common control (including common control leasing arrangements) if both the parent and the legal entity being evaluated for consolidation are not public business entities. ASU 2018-17 provides an accounting policy election that a private company will apply to all current and future legal entities under common control that meet the criteria for applying this alternative; the alternative cannot be applied to select common control arrangements that meet the criteria for applying this accounting alternative. If the alternative is elected, a private company applies other consolidation guidance, particularly the voting interest entity guidance, unless another scope exception applies. Under the accounting alternative, a private company provides detailed disclosures about its involvement with and exposure to the legal entity under common control. ASU 2018-17 expands the accounting alternative provided in ASU 2014-07 for common control leasing arrangements and includes all private company common control arrangements if the common control parent and the legal entity being evaluated for consolidation are not public business entities. ASU 2018-17 is effective for the Company’s annual periods beginning after December 15, 2020. ASU 2018-17 will be applied retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Group is currently evaluating the effect the adoption of ASU 2018-17 will have on its consolidated financial statements.

3.    Cash and cash equivalents
Cash and cash equivalents consist of cash balances that are in a credit position held with major financial institutions. Cash previously classified as restricted cash is now classified as cash and cash equivalent due to Group’s purchase of the Class A and B notes issued by Diamond Head. As of December 31, 2019 cash and cash equivalent balance amounts to US$32,518,559 (2018: US$20,113,924).

4.    Restricted cash
    Restricted cash consists of cash balances held for specific purposes under the terms of the Group’s lease and financing agreements. As of December 31, 2019, restricted cash balance amounts to US$Nil (2018: US$56,660,051). In previous years, the Group’s restricted cash was pledged as security for the Group obligations under the A and B notes issued by Diamond Head. The use of this cash was restricted and held for payments of principal and interest of Class A and B notes. In 2019, the Group’s restricted cash pledged as security was released and terminated upon the Group’s purchase of the Class A and B notes issued by Diamond Head. Group’s restricted cash of US$Nil (2018: US$882,346) that was pledged as security for Kahala 28574 28576 obligations with PK Airfinance was fully settled in 2019.
5.    Lessor contributions
As of December 31, 2019, the Group’s lessor contributions amount to US$Nil (2018: US$1,245,466). None was released during the year (2018: None). Amortization of US$1,245,466 (2018: US$1,671,411) was charged to the Consolidated Statement of Income.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

6.    Property and equipment, net
Property and equipment consisted of the following at December 31, 2019 and 2018:

Flight equipment	2019 US$	2018 US$
Cost	192,376,346	340,400,379
Accumulated depreciation	(66,131,830)	(123,254,182)
Total property and equipment	126,244,516	217,146,197
Depreciation expense for the year amounted to US$26,925,836 (2018: U$50,177,999).
During the year, 4 aircraft (2018: 3) and no engines (2018: 1) were sold to third parties. The total gain on sale of aircraft amounted to US$16,831,071 for the year ended 31 December 2019 (2018: loss on sale of US$3,954,908).
At December 31, 2019, the Group owned 21 aircraft held for operating lease, 10 of which are classified as assets held for sale (2018: 25 aircraft, 2 of which are classified as assets held for sale) and 2 aircraft engines (2018: 2).

The estimated useful lives of the aircraft range from 1 year to 3 years. The aircraft are depreciated on a straight line basis to an estimated residual value.
No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2019 (2018: US$ Nil).
The Company has defined a threshold of 3% for determining whether the undiscounted cash flows substantially exceed the carrying value of the aircraft. All of the aircraft held by the Company exceeded this 3% threshold on December 31, 2019. The aggregated carrying value of the aircraft on December 31, 2019 amounted to US$126 million (2018: US$217 million).
Aircraft held by Diamond Head has a net book value of US$90 million (2018: US$152 million) as of December 31, 2019. The assets held for sale by Diamond Head has a net book value of US$32 million (2018: US$20 million) as of December 31, 2019.
In 2018, Aircraft held by Diamond Head with a net book value of US$152,089,551 were pledged as security for the Group’s obligations under the Class A and B notes. In 2019, the pledge was released and terminated upon the Group’s purchase of the Class A and B notes issued by Diamond Head.
7.    Intangible assets and liabilities
Intangible assets and liabilities as at December 31, 2019 and 2018 are as follows:

	2019 US$	2018 US$
Intangible assets	6,228,990	8,728,572
Intangible liabilities	(8,950,434)	(23,231,453)
Net intangible	(2,721,444)	(14,502,881)

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

7.    Intangible assets and liabilities (continued)
The Group recognizes maintenance and lease intangibles in relation to the acquisition of aircraft that were purchased on lease. These intangibles are accounted for in accordance with ASC 350, Intangibles – Goodwill and other.
Lease intangibles represent the value of acquired lease rentals above or below the market rate for leases of a similar type of aircraft, which is adjusted by the relevant credit risk associated with that lessee. Lease intangibles are amortized on a straight line basis over the remaining life of the lease. Amortization is included as a component of depreciation and amortization.
Maintenance intangibles represent the value of the return condition of the aircraft on lease when compared to the current market value of that aircraft, adjusted for current maintenance condition. Maintenance intangibles are amortized from the period the Group begins to release maintenance advances to revenue to the end of the life of the lease, or at the end of lease, depending upon the maintenance arrangements per the underlying lease contract. Amortization is included as a component of depreciation and amortization.
Intangible assets and liabilities consisted of the following:
December 31, 2019

	Lease intangible assets US$	Maintenance intangible assets US$	Lease intangible liabilities US$	Maintenance intangible liabilities US$	Total US$
Cost	15,290,238	3,264,181	(19,868,122)	(8,079,298)	(9,393,001)
Accumulated amortization	(10,164,012)	(2,161,417)	13,078,439	5,918,547	6,671,557
Net book value	5,126,226	1,102,764	(6,789,683)	(2,160,751)	(2,721,444)
December 31, 2018

	Lease intangible assets US$	Maintenance intangible assets US$	Lease intangible liabilities US$	Maintenance intangible liabilities US$	Total US$
Cost	17,758,755	3,264,181	(19,868,122)	(40,897,190)	(39,742,376)
Accumulated amortization	(10,700,083)	(1,594,281)	9,766,009	27,767,850	25,239,495
Net book value	7,058,672	1,669,900	(10,102,113)	(13,129,340)	(14,502,881)
The amortization of lease intangibles and of maintenance intangibles is recognized in depreciation and amortization. During the year ended December 31, 2019, the amortization of lease intangibles amounted to US$(302,082) (2018: US$(1,040,204)) and the amortization of maintenance intangibles amounted to US$9,040,672 (2018: US$(4,012,090)).

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

8.    Assets held for sale

In 2019, the Group had agreements for the sale of 10 aircraft (2018: 2 aircraft) which met the requirement to be classified as held-for-sale. These were broken down as current assets totaling US$52.1 million (2018: US$19.5 million) and cash security deposits, maintenance reserve and acceptance deposits totaling US$8.8 million (2018: US$3.3 million).

	2019	2018
	US$	US$
Assets held for sale:
Aircraft	98,977,981	37,069,642
Net accumulated depreciation and amortization	(46,908,390)	(17,515,312)
Total	52,069,591	19,554,330

Liabilities directly associated with assets held-for-sale:
Acceptance deposit	2,980,700	2,000,000
Cash security deposit	5,020,000	1,290,000
Maintenance reserve	773,533	-
Total	8,774,233	3,290,000
9.    Long-term debt
The Group’s long term debt consisted of the following at December 31, 2019:

	Maturity	Interest rate	Loan balance 2019 US$	Accrued interest 2019 US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	83,223,818	20,369,573
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	1,385,353
PPN	Dec 23, 2043	-	3,250,000	-
Total loans payable to KLS			4,556,272	1,385,353
Loans payable to PK Airfinance
MSN 28574	Feb 20, 2020	4.27%	-	-
MSN 28576	Mar 21, 2020	4.28%	-	-
Deferred financing costs			-	-
Total loans payable to PK Airfinance			-	-
Notes in issue – Diamond Head
Class A	July 14, 2028	3.81%	-	-
Class B	July 14, 2028	5.92%	-	-
Deferred financing costs			-	-
Total debt in issue ‑ Diamond Head			-	-
			87,780,090	21,754,926

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

9.    Long-term debt (continued)

	2019 US$	2018 US$
Current	-	51,088,700
Non-current	87,780,090	151,912,216
Total	87,780,090	203,000,916

The Group’s long-term debt consisted of the following at December 31, 2018:

	Maturity	Interest rate	Loan balance 2018 US$	Accrued interest 2018 US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	89,223,818	20,369,573
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	1,054,665
PPN	Dec 23, 2043	-	3,250,000	-
Total loans payable to KLS			4,556,272	1,054,665
Loans payable to PK Airfinance
MSN 28574	Feb 20, 2020	4.27%	3,603,954	-
MSN 28576	Mar 21, 2020	4.28%	3,722,502	-
Deferred financing costs			(148,142)	-
Total loans payable to PK Airfinance			7,178,314	-
Notes in issue – Diamond Head
Class A	July 14, 2028	3.81%	78,372,967	357,300
Class B	July 14, 2028	5.92%	24,194,234	249,387
Deferred financing costs			(524,689)	-
Total debt in issue ‑ Diamond Head			102,042,512	606,687
			203,000,916	22,030,925
Movements during the year are as follows:

	2019 US$	2018 US$
Beginning of the year	203,000,916	282,535,550
Additions	38,000,000	-
Repayments	(153,220,826)	(79,534,634)
End of the year	87,780,090	203,000,916

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

9.    Long-term debt (continued)
    Loans payable to BDCA

On June 27, 2014, the Group executed a Loan & Security agreements (the "Agreements") with BDCA (the "Lender"), the majority investor in the ultimate parent company, KAH. The loan was provided to finance aircraft acquisitions. On the basis of these Agreements, the Company may borrow and the Lender may advance one or more loans but the Lender is under no obligation to advance the loan notwithstanding any request by the Company. The loans require monthly payments of interest with any unpaid interest being capitalized to the principal balance. The principal balance of the loans shall be payable monthly in an amount equal to the amount of the excess cash flow of the Company which shall be an amount specified by the Lender and notified to the Company taking into account operating expenses and an agreed reserve amount. In any event, all principal and interest shall be due and payable on December 23, 2028.

The Agreement provides the Lender a continuing first priority security interest and lien upon certain assets of the Company.

Interest expense of US$11,696,930 was charged during the year ended December 31, 2019 (2018: US$17,458,097). US$20,369,573 (2018: US$20,369,573) remains accrued and unpaid as at December 31, 2019.

Additional loans were received from BDCA in 2019 amounting to US$38,000,000 (2018: US$ nil). Repayments of US$44,000,000 were made during 2019 (2018: US$30,000,000). The additional loans received from BDCA were used to buyout the A and B notes issued by Diamond Head.
Loans payable to KLS
On June 27, 2014, the Company entered into a loan agreement with KLS in the amount of US$1,306,272. This loan has a 7 year term and bears a fixed interest rate of 13%. No repayments were made for 2019 or 2018. Principal will be repaid upon maturity on 2021. Early repayment is permitted at the discretion of the Company.
Interest expense of US$330,688 was charged during the year ended December 31, 2019 (2018: US$290,060). US$1,385,353 (2018: US$1,054,665) remains accrued and unpaid as at December 31, 2019.
Profit participating note - KLS
In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years. In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.
The PPN does not bear a fixed interest rate. Interest is dependent on the profit generated by the Company over the 29 years of the PPN, less an amount returned by the Company of US$1,000 per annum. No interest was accrued or paid in 2019 or 2018 due to the losses incurred by the Company.
The principal balance outstanding on the PPN as at December 31, 2019 was US$3,250,000 (2018: US$3,250,000).

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

9.    Long-term debt (continued)
Loans payable to PK Airfinance
In July 2016, the Group entered into a facility agreement (“the Facility Agreement”) with PK Airfinance SARL (“PK Airfinance”) totaling US$18,000,000. The loan was provided to re-finance certain aircraft. The loan requires monthly payments of interest and principal. The loan will mature in 2020.
The loans bear interest at a fixed rate of 4.27% and 4.28% for MSN 28574 and MSN 28576, respectively. Interest of US$123,032 was charged in 2019 (2018: US$413,466). No interest was accrued and unpaid as at December 31, 2019 (2018: US$ Nil). In 2019, the PK Airfinance loans were paid and settled in full. The balance of the PK Airfinance loans as at 31 December 2019 is US$Nil (2018: US$7,326,456).
Notes in issue – Diamond Head
In July 2015, Diamond Head, a consolidated VIE, issued Class A notes and Class B notes in the amounts of US$199.3 million and US$61.5 million, respectively. The notes are listed on the Global Exchange Market of the Irish Stock Exchange. Repayment of principal is dependent upon the cash available at each monthly determination date and is governed by the priority of payments as set out in the Trust Indenture. Class A and B notes bear interest at fixed rates as per the Agreement of 3.81% and 5.92%, respectively. The Notes are amortized on a monthly basis. The final maturity for each of the notes is July 14, 2028. Early repayment is permitted and is at the discretion of the E Note holder.
Repayments of US$102,042,512 were made during 2019 (2018: US$45,399,837). Interest expense of US$2,404,948 (2018: US$5,739,521) was charged during the year, of which US$Nil (2018: US$606,687) remains accrued and unpaid as at December 31, 2019.
On 16 December 2019, KII purchased the remaining Class A and B notes issued by Diamond Head. This transaction was funded by an intercompany loan ultimately funded by a fixed rate loan from BDCA.
In previous years, the assets and shares of Diamond Head are pledged as collateral for its obligations under the Notes. In 2019, the pledge was released and terminated upon KII’s purchase of the Class A and B notes issued by Diamond Head.
Loan maturity table
Below is the contractual maturity table of the loans for December 31, 2019.

	Principal US$	Interest US$	Total US$
Year ended 31 December
2020	-	11,768,912	11,768,912
2021	1,306,272	11,684,004	12,990,276
2022	-	11,599,096	11,599,096
2023	-	11,599,096	11,599,096
Thereafter	86,473,818	57,995,482	144,469,300
Total	87,780,090	104,646,590	192,426,680

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

9.    Long-term debt (continued)
At December 31, 2019 and 2018, the Company was in compliance with the covenants in its debt facilities. The Company’s debt facilities contain customary covenants and events of default; included within certain debt facilities are covenants that limit the ability of the Company to incur additional indebtedness and create liens, covenants that limit the ability of the Company to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates and covenants that limit the ability of the Company to pay dividends.
Breakdown of interest expense for December 31, 2019 and 2018 are as follows:

	2019 US$	2018 US$
Interest expense on:
BDCA loans	11,696,930	17,458,097
KLS loans	330,688	290,060
PK Airfinance	123,032	413,466
Class A and B Notes	2,404,948	5,739,521
Amortization of deferred financing costs and discounts	148,142	125,731
Amortization of issue costs	524,689	61,728
	15,228,429	24,088,603

10.    Other liabilities
    Breakdown of other liabilities for December 31, 2019 and 2018 are as follows:

Current	2019 US$	2018 US$
Accounts payable	718,975	1,236,862
Accrued bonus – related party (Notes 13, 18)	8,783,072	5,913,942
Income tax payable	971,265	1,490,454
Total current	10,473,312	8,641,258

Non-current
Accrued bonus – related party (Notes 13, 18)	11,905,809	8,321,370
Total non-current	11,905,809	8,321,370

Total	22,379,121	16,962,628

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

11. Aircraft maintenance reserve

	2019	2018
	US$	US$
At beginning of the year	25,530,643	68,296,414
Billed	23,511,347	24,928,293
Released	(28,596,569)	(55,014,619)
Claims	(11,256,716)	(12,679,445)
Transfer to assets held for sale	(773,533)	-
At end of the year	8,415,172	25,530,643

Current	8,210,523	19,913,685
Non-current	204,649	5,616,958
Total	8,415,172	25,530,643

Maintenance reserve are deemed current if the maintenance event is due to occur within the first 12 months post financial year-end. Any events due to occur after that date would be deemed non-current.

12. Variable interest entities

During the year ended December 31, 2015, the Company assisted in the incorporation and ongoing management of Diamond Head, see Note 1. Diamond Head is primarily engaged in the business of leasing and disposing of aircraft on behalf of the Group.
The Group determined that the Company, through its wholly owned subsidiary KII, was the primary beneficiary of Diamond Head and consolidated the activities in the financial statements.

As of December 31, 2019, the assets of Diamond Head consisted of 12 aircraft, 6 of which are classified as assets held for sale (2018: 16 aircraft, 2 of which are classified as assets held for sale). The aircraft has a net book value of approximately US$122 million, of which US$32 million is classified as assets held for sale (2018: US$172 million, of which US$20 million is classified as held for sale) as of December 31, 2019. As of December 31, 2019, liabilities of Diamond Head related to long-term debt and current maturities of long-term debt to finance the aircraft purchases are approximately US$122 million (2018: US$183 million).

Total revenue from Diamond Head was US$45 million (2018: US$78 million) in 2019. Related expenses consisted primarily of depreciation expense of US$10 million (2018: US$37 million) and interest expense of US$2.4 million (2018: US$6.1 million).

The Group is required to consolidate its interests in these entities because it is deemed to be the primary beneficiary and have the power to direct the activities of the entity that most significantly affect economic performance and the obligation to absorb losses and rights to receive benefits that could potentially be significant to the entity. The obligations of Diamond Head can be settled from the assets of Diamond Head. Contractually the cash flows from these aircraft must first be used to pay third-party debt holders as well as other expenses of Diamond Head. Excess cash flows are available to the Group.

In 2019, the Group purchased the Class A and B notes issued by Diamond Head, thereby all the pledges and collateral were released and terminated as at year-end.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

12. Variable interest entities (continued)

The carrying value of assets of VIE entities that are available to the Group as at December 31, 2019 were as follows:

	Total US$	Available to the Group US$	Not available to the Group US$
Cash and cash equivalents	32,518,559	32,518,559	-
Property and equipment, net	126,244,516	126,244,516	-
Intangible assets	6,228,990	6,228,990	-
Assets held for sale	52,069,591	52,069,591	-
Other assets	3,638,848	3,638,848	-
	220,700,504	220,700,504	-

December 31, 2018

	Total US$	Available to the Group US$	Not available to the Group US$
Cash and cash equivalents	20,113,924	20,113,613	311
Restricted cash	56,660,051	882,656	55,777,395
Property and equipment, net	217,146,197	65,056,646	152,089,551
Intangible assets	8,728,572	-	8,728,572
Assets held for sale	19,554,330	-	19,554,330
Other assets	3,987,842	2,352,137	1,635,705
	326,190,916	88,405,052	237,785,864

At December 31, 2019 and December 31, 2018, the Company’s maximum exposure to losses in its consolidated VIEs was US$54 million and US$28 million, respectively.
13.    Contractual lease receivables
Minimum future rental income on non‑cancellable operating leases as of December 31, 2019 are shown below.

Year ended December 31	2019 US$
2020	28,843,950
2021	13,724,200
2022	2,880,000
2023	2,880,000
2024	2,880,000
Thereafter	3,000,000
54,208,150

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

13.    Contractual lease receivables (continued)
Minimum future rental income assumes no extension or termination options are exercised on any leases. Contingent rentals of US$26,752,547 were recognized during 2019 (2018: US$55,014,619).
14.    Management fees
Pursuant to the Management Agreement entered into between the Group and KAGL, KAGL provides the Group with Management services as defined in the Management Agreement. As compensation for the services, KAGL earns a management fee.
For the year ended December 31, 2019, the Group incurred US$1,250,004 of fixed management fees to KAGL (2018: US$1,250,004). Management fees expense is included within Selling, General and Administrative expenses in the Consolidated Statement of Income. US$104,167 of these management fees were prepaid during the year ended December 31, 2019 (2018: US$104,167).
Additionally, KAGL earn a performance-based management fee which is payable if certain rates of return are achieved. The performance-based management fee is calculated based on a percentage of excess above the required return. The accrued performance-based management fee in 2019 was US$12,512,874 (2018: US$9,420,458). Half of the amount is payable within one year and the remaining to be paid in the following years. These amounts are included in Other liabilities account in Consolidated Balance Sheet (Note 10).
15.    Fair value measurements
The Group had no assets or liabilities that are measured at fair value as at December 31, 2019 or December 31, 2018. The financial assets and liabilities of the Group that are not required to be measured at fair value are summarized below with fair value shown according to the fair value hierarchy. The carrying values of financial assets and liabilities are considered reasonable estimates of their fair values.

December 31, 2019	Carrying Value US$	Fair Value US$	Quoted Prices (Level 1) US$	Significant Other Observable Inputs (Level 2) US$	Significant Unobservable Inputs (Level 3) US$
Assets
Cash and cash equivalents	32,518,559	32,518,559	32,518,559	-	-
Other receivables	1,986,287	1,986,287	-	1,986,287	-
Due from related parties	446,971	446,971	-	446,971	-
Liabilities
Other liabilities	21,407,856	21,407,856	-	21,407,856	-
Liabilities directly associated with assets held for sale	8,774,233	8,774,233	-	8,774,233	-
Accrued interest	21,754,926	21,754,926	-	21,754,926	-
Lease security deposits	2,528,000	2,528,000	2,528,000	-	-
Due to related parties	57,093	57,093	-	57,093	-
Loans from BDCA – related party	83,223,818	83,223,818	-	83,223,818	-
Loans from KLS – related party	4,556,272	4,556,272	-	-	4,556,272

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

15.    Fair value measurements (continued)

December 31, 2018	Carrying Value US$	Fair Value US$	Quoted prices (Level 1) US$	Significant Other Observable Inputs (level 2) US$	Significant unobservable Inputs (Level 3) US$
Assets
Cash and cash equivalents	20,113,924	20,113,924	20,113,924	-	-
Other receivables	2,056,392	2,056,392	-	2,056,392	-
Restricted cash	56,660,051	56,660,051	56,660,051	-	-
Due from related parties	320,238	320,238	-	320,238	-
Liabilities
Other liabilities	15,472,174	15,472,174	-	15,472,174	-
Liabilities directly associated with assets held for sale	3,290,000	3,290,000	-	3,290,000
Accrued interest	22,030,925	22,030,925	-	22,030,925	-
Lease security deposits	8,763,000	8,763,000	8,763,000	-	-
Due to related parties	67,798	67,798	-	67,798	-
Loans from BDCA – related party	89,223,818	89,223,818	-	89,223,818	-
Loans from KLS – related party	4,556,272	4,556,272	-	-	4,556,272
Long-term debt	109,220,826	103,216,069	-	103,216,069	-
16. Concentration of risk
Interest rate risk
The Group may be exposed to interest rate risk arising from its debt financing. Changes, both increases and decreases, in the cost of borrowing, directly impact the Group’s net income. Currently, the Group uses fixed rate debt to finance its investments. This mitigates the Group’s exposure to changes to interest rate.
Currency risk
    The Group attempts to minimize currency and exchange risks by entering into lease agreements and debt agreements with US Dollar as the designated payment currency. Most of the revenue and expenses are therefore denominated in US$ thus reducing currency risk.
Counterparty credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s credit risk arises principally in relation to the collection of rental payments under its operating leases. The effective monitoring and controlling of customer credit risk is a competency of the Treasury and Risk team. Creditworthiness of each new customer is assessed and the Group seeks security deposits in the form of cash or letters of credit to mitigate overall financial exposure to its lessees. The assessment process takes into account qualitative and quantitative information about the customer such as business activities, senior management team, financial fitness, resources and performance, and business risks, to the extent that this information is publicly available or otherwise disclosed to the Group.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

16.    Concentration of risk (continued)

The Group holds significant cash balances which are invested on a short-term basis and are classified as cash and cash equivalents. These deposits and other financial instruments give rise to credit risk on amounts due from counterparties. Credit risk is managed by limiting the aggregate amount and duration of exposure to any one counterparty. The value of trade and other receivables are highly dependent upon the financial strength of the airline industry. Defaults by one or more of the Group’s major customers could have a material adverse effect on the Group’s cash flow and earnings and its ability to meet its obligations.

Exposure to credit risk

Below is the exposure to credit risk for December 31, 2019 and 2018:

	2019 US$	2018 US$
Cash and cash equivalents	32,518,559	20,113,924
Other receivables	1,986,287	2,056,392
Restricted cash	-	56,660,051
Due from related parties	446,971	320,238
	34,951,817	79,150,605

Geographical and credit risks
As of December 31, 2019, all of the Group’s lease rental income was generated by leasing aircraft and aircraft engines to foreign carriers and domestic US airlines.
The following table sets forth the regional concentration of the Group’s aircraft portfolio based on net book value as of December 31, 2019 and 2018:

	December 31, 2019		December 31, 2018
Region	Net Book Value US$	% of Total	Net Book Value US$	% of Total
Europe	46,871,530	37.13%	89,152,891	41.06%
South America	-	-	4,737,617	2.18%
North America	70,663,306	55.97%	95,323,529	43.90%
Asia	8,709,680	6.90%	27,932,160	12.86%
	126,244,516	100.00%	217,146,197	100.00%

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

16.    Concentration of risk (continued)

During the year ended December 31, 2019, the Group leased aircraft to customers in the following regions:

	December 31, 2019		December 31, 2018
Region	Number of Customers	% of Total	Number of Customers	% of Total
Europe	8	57.14%	9	50.00%
South America	1	7.14%	2	11.11%
North America	2	14.29%	2	11.11%
Asia	3	21.43%	5	27.78%
	14	100.00%	18	100.00%

The following table sets forth the dollar amount and percentage of the Group’s lease rental income attributable to the indicated regions based on each airline’s principal place of business:

	December 31, 2019		December 31, 2018
Region	Amount of Lease Rental Income US$	% of Total	Amount of Lease Rental Income US$	% of Total
Europe	20,034,596	44.96%	22,190,705	34.76%
South America	1,701,913	3.82%	8,992,544	14.08%
North America	11,748,000	26.36%	11,748,000	18.40%
Asia	11,075,824	24.86%	20,914,832	32.76%
	44,560,333	100.00%	63,846,081	100.00%

The Group’s top 5 customers account for 56% (2018: 56%) of total revenue. The Group’s most significant customer is based in North America and accounts for 20% (2018: Asia for 15%) of revenue.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

17.    Share capital

	Number of shares	Par value 2019 EUR	Par value 2019 EUR
Authorised
1,000,000 ordinary shares of EUR 1 each	1,000,000	1,000,000	1,000,000

Allotted and called up
100 ordinary shares of EUR 1 each	100	100	100

	Number of shares	Par value 2019 USD	Par value 2018 USD
Allotted and called up
100 ordinary shares of EUR 1 each	100	137	137
All equity is attributable to the holder of the ordinary shares in the Company. The holder of the ordinary shares is entitled to receive dividends as declared from time to time. The sole shareholder has all powers and full voting rights as permitted under Company Law.
18.    Income taxes
Income tax expense consists of the following:

	2019 US$	2018 US$
(a) Income tax expense
Current tax expense
Ireland	1,955,793	1,632,486
Non Ireland	267,070	-
	2,222,863	1,632,486
Deferred tax expense
Ireland	10,907,360	4,230,030
Non Ireland	-	-
	10,907,360	4,230,030
Total income tax expense	13,130,223	5,862,516

The net profit before income tax expense from local operations amounted to US$36,394,334 (2018: US$19,498,795) and the net profit before income tax expense for foreign operations amounted to US$1,472,920 (2018: net loss before income tax expense of US$112,195) for the year ended December 31, 2019.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

18.    Income taxes (continued)

	2019 US$	2018 US$
(b) Reconciliation of effective tax rate
Net profit before income tax expense	37,867,254	19,386,600
Effects of:
Income tax expense at 25 percent	9,466,814	4,846,650
Income taxed at different rates	(4,136,634)	(1,313,617)
Prior period over/under provision	(741,300)	(1,043,825)
Valuation allowance	8,541,343	3,373,308
Reported amount of income tax expense	13,130,223	5,862,516

The Group files income tax returns in Ireland, Sweden and United Kingdom. The Group is not under examination in any jurisdiction as of December 31, 2019. The periods from 2014 onwards remain open to examination by all the relevant taxing authorities. The Group has not recorded an unrecognized tax benefit in any of the reporting periods presented.

The adjustment above relating to the prior period over/under provision relates to the difference on the recognized deferred tax assets in the financial statements against the deferred tax assets calculated based on the actual income tax filings.

(c) Applicable statutory income tax rate

The Parent Company and most of the Group companies are resident in Ireland for income tax purposes and subject to Section 110 of the Taxes Consolidation Act, 1997. Accordingly, most of the Group companies are subject to a 25 percent statutory income tax rate and this is used as the basis for the reconciliation of the effective tax rate.

(d) Deferred tax

Deferred tax represents the amount of tax recoverable in respect of tax which is available for carry forward against future taxable profits and temporary differences on items such as E notes.

A summary of deferred tax assets and liabilities as of year-end is as follows:

	2019 US$	2018 US$
Deferred tax assets
Operating loss carry-forwards	29,688,857	8,417,618
Property and equipment	128,035	1,409,447
Intercompany financing arrangements	1,479,340	953,170
Total deferred tax assets	31,296,232	10,780,235
Valuation allowance	(15,258,379)	(6,652,819)
Total deferred tax assets net of valuation allowance	16,037,853	4,127,416

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

18. Income taxes (continued)

(d) Deferred tax (continued)

	2019 US$	2018 US$
Deferred tax liabilities
Property and equipment	(4,013,192)	(1,776,899)
Intercompany financing arrangements	(29,992,257)	(9,410,754)
Total deferred tax liabilities	(34,005,449)	(11,187,653)

Net deferred tax liabilities	(17,967,596)	(7,060,237)

The recognized deferred tax assets and liabilities as of year-end are presented as follows:

	2019 US$	2018 US$
Deferred tax assets	0	893,613
Deferred tax liabilities	(17,967,596)	(7,953,850)
Net deferred tax liabilities	(17,967,596)	(7,060,237)

When deferred tax assets and deferred tax liabilities relate to the same taxable entity, all amounts are offset and presented as a single non-current amount on the consolidated balance sheet.

When determining the amount of valuation allowance recorded, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Certain Irish entities have a history of losses and have a limited ability to generate future profits, and as a result deferred tax assets of such entities have been offset with a valuation allowance, to the extent not supported by reversing taxable temporary differences. The movement in valuation allowance during 2019 was US$8,605,562 (2018: US$3,381,684).

A deferred tax liability of US$17,129,730 exists at 31 December 2019 (2018: US$8,436,486) due to differences in US GAAP accounting carrying amounts and local tax basis of certain intercompany financing transactions between the Company and Diamond Head. These amounts will reverse over the life of the intercompany financing transactions.

Deferred tax benefits of Irish operating losses carry forwards amounting to US$13,207,612 (2018: US$346,759) were recognized during the year. At the end of the year, the Group had reduced deferred tax assets with a valuation allowance of US$15,258,379 (2018: US$6,652,819). Net operating losses not covered by a valuation allowance amounted to US$15,909,817 at the end of the year.

The Company recognised a deferred tax asset on aircraft at 31 December 2019 which will reverse as the asset is depreciated and the temporary difference reverses.

At December 31, 2019, the Group had approximately US$119,640,959 of Irish net operating loss (NOLs) carryforwards (2018: US$35,038,083). The Company is allowed to carryforward its Irish NOLs for an indefinite period to be offset against income of the same trade under current tax rules in Ireland.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

19. Related party transactions
Related parties relationships are determined with reference to ASC 850, Related Party Disclosures. Balances as at December 31, 2019 and 2018 and transactions for the year ended December 31, 2019 and 2018 with related parties of the Group are as follows:
Purchase of spare parts
In 2018, certain spare parts were purchased from Diamond Head for US$0.05million, no similar transaction occurred during 2019.
Profit participating note
In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years.
In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.
The PPN does not bear a fixed interest rate. Interest is dependent on the profit generated by the Company over the 29 years of the PPN, less an amount returned by the Company of US$1,000 per annum. No interest was accrued or paid in 2019 or 2018 due to the losses incurred by the Company.
The principal balance outstanding on the PPN as at December 31, 2019 was US$3,250,000 (2018: US$3,250,000).
Long-term debt
As outlined in Note 9, the Company received debt financing from BDCA, the majority investor in its ultimate parent company, KAH, to fund the purchase of aircraft.
The principal amount outstanding under this agreement was US$83,223,818 (2018: US$89,223,818) as at December 31, 2019. Interest expense of US$11,696,930 was charged during the year ended December 31, 2019 (2018: US$17,458,097). US$20,369,573 (2018: US$20,369,573) remains accrued and unpaid as at December 31, 2019.
Additional loans were received from BDCA in 2019 amounting to US$38,000,000 (2018: US$ nil). Repayments of US$44,000,000 were made in 2019 (2018: US$30,000,000). The loan will mature on December 23, 2028 and bears a fixed interest rate of 13%.
Also as discussed in Note 9, the Company entered into a Loan Agreement with KLS in 2014. The principal amount outstanding under this agreement was US$1,306,272 (2018: US$1,306,272).The loan will mature June 27, 2021 and bears a fixed interest rate of 13%.
Interest expense of US$330,688 was charged during the year ended December 31, 2019 (2018: US$290,060). US$1,358,353 (2018: US$1,054,665) remains accrued and unpaid as at December 31, 2019.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

19.    Related party transactions (continued)
Related party balances

	Nature of Relationship	2019 US$	2018 US$
Assets
Due from related parties:
KAH	Ultimate parent	180,068	89,335
KLS	Immediate parent	261,000	225,000
KAU	Group company	5,903	5,903
Total		446,971	320,238
Liabilities
Due to related parties:
KAGL	Manager	57,093	67,798
Subtotal		57,093	67,798
Other liabilities - KAGL (Note 10)	Manager	20,688,881	14,235,312
PPN	Immediate parent	3,250,000	3,250,000
Loans payable to KLS	Immediate parent	1,306,272	1,306,272
Loans payable to BDCA	Ultimate shareholder	83,223,818	89,223,818

	Account	Related Party	2019 US$	2018 US$
Related party transactions
Loan interest expense	Interest expense	BDCA	11,696,930	17,458,097
Management fees – fixed (Note 14)	Administrative expenses	KAGL	1,250,004	1,250,004
Management fees – performance-based (Note 14)	Administrative expenses	Manager	12,512,874	9,420,458
Directors' fees	Administrative expenses	Directors	120,449	132,065
20. Commitments and contingencies
Claims, suits and complaints may arise in the ordinary course of our business. Currently, we are not aware of any such claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.
Obligations for contingencies are recognized where such items are probable and amounts are reasonably estimable.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2019
(stated in US Dollars)

21. Subsequent events
The Group has evaluated all events or transactions that occurred from the balance sheet date through March 10, 2020, the date the consolidated financial statements were available to be issued and determined that 4 of the aircraft classified as assets held for sale have been sold to third parties subsequent to financial year-end.
Also, with the recent and rapid development of the COVID-19 virus outbreak, many countries have required entities to limit or suspend business operations and implemented travel restrictions and quarantine measures. These measures and policies have significantly disrupted (or are expected to disrupt) the activities of many entities. As the outbreak continues to progress and evolve, it is challenging at this juncture, to predict the full extent and duration of its business and economic impact. For the Group, management assess that there is no current specific impact on its business apart from delays from its lessee in Korea (Eastar). This airline was showing delays due to financial difficulties before the year end and this has been exacerbated by the onset of the COVID-19 virus and its impact on Korea. While delays have continued, no lease holidays have been granted. Their financial situation continues to be monitored.
Other than this, there are no items requiring disclosure or adjustment.